Exhibit 99.1
Linn Energy Hires Mark E. Ellis as Executive Vice President and Chief Operating Officer
Houston, Texas, November 28, 2006 — Linn Energy, LLC (Nasdaq: LINE) announced today the appointment of Mark E. Ellis as Executive Vice President and Chief Operating Officer. Mr. Ellis’ career in the oil and gas industry spans over 25 years, and he was previously President of the Lower 48 for ConocoPhillips. Prior to joining ConocoPhillips, Mr. Ellis served as Senior Vice President of North American Production for Burlington Resources and President of Burlington Resources Canada Ltd. He began his career with The Superior Oil Company in 1979.
“We are very pleased to attract someone of Mark’s caliber to Linn Energy,” said Michael C. Linn, Chairman, President and Chief Executive Officer of Linn Energy. “Mark brings considerable experience in the North American oil and gas industry and will play a key role in integrating and running newly acquired and existing assets throughout the United States.”
ABOUT LINN ENERGY
Linn Energy is an independent oil and gas company focused on the development and acquisition of long-lived properties which complement its asset profile in producing basins within the United States. More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACTS:	Kolja Rockov	Jeanine DeLay
	Executive Vice President and CFO	Manager, Investor Relations
	713-223-0880 x1101	713-223-0880 x1102